Exhibit 99.6

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker or other nominee of rights to purchase shares of common stock, par value $0.01 per share, of Exide Technologies (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated          , 2006, certifies to the Company and to American Stock Transfer & Trust Company, as subscription agent for the rights offering, that the undersigned has:

(1) elected to purchase the number of shares specified below on behalf of beneficial owners;

(2) listed separately below for each beneficial owner (without identifying the beneficial owner) the number of shares each beneficial owner has elected to purchase; and

(3) checked the box in the column titled “Check Box if Rights Granted Directly by Company” below if the shares the beneficial owner has elected to purchase are being purchased pursuant to rights granted to such beneficial owner directly by the Company and not pursuant to rights purchased or otherwise acquired from someone else.

Check Box If
Rights Granted
Number of Shares Owned	Number of Shares	Directly by
on the Record Date	Elected to Purchase	Company

1.		☐

2.		☐

3.		☐

4.		☐

5.		☐

6.		☐

7.		☐

8.		☐

9.		☐

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Name:_ _

DTC Participant Number:_ _

DTC basic subscription confirmation number(s):_ _

By:_ _

Name:_ _

Title:_ _

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